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       As filed with the Securities and Exchange Commission on February 25, 2000
                                                      Registration No. 333-30538
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------
                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                          ----------------------------

                          DANIELSON HOLDING CORPORATION
                          ----------------------------
               (Exact Name of Registrant as Specified in Charter)


Delaware                                       95-6021257
--------                                       ----------
(State or other jurisdiction of                (IRS Employer Identification No.)
incorporation or organization)

           767 Third Avenue, New York, New York, 10017 (212) 888-0347
           ----------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 David M. Barse
                      President and Chief Operating Officer
                          Danielson Holding Corporation
                                767 Third Avenue
                            New York, New York, 10017
                                 (212) 888-0347
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 With a copy to:

                             Ian M. Kirschner, Esq.
                          General Counsel and Secretary
                          Danielson Holding Corporation
                                767 Third Avenue
                            New York, New York, 10017
                                 (212) 888-0347

Approximate date of commencement of proposed sale to public: As soon as practicable after effective date of the registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or


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interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or investment retirement plans, check the following box. [x ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

         Item 14. Other Expenses of Issuance and Distribution.

         The following sets forth the expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All such expenses shall be borne by Danielson Holding Corporation. All amounts set forth below are estimates, other than the SEC registration fee.

     SEC Registration Fee.............................................$1,247.40

     American Stock Exchange additional listing fee...................$17,500

     Accounting Fees..................................................$8,000

     Legal Fees and Expenses..........................................$10,000

     Miscellaneous....................................................$8,252.60

     TOTAL............................................................$45,000


         Item 15. Indemnification of Directors and Officers.

         Section 145(a) of the General Corporation Law of the State of Delaware ("Delaware Corporation Law") provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person's conduct was unlawful.

         Section 145(b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.


                                      II-1

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         Section 145(g) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person's status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

         Item 16. Exhibits.

         The Exhibits to this registration statement are listed in the Exhibit Index on page II-6.

         Item 17. Undertakings.

         A.    Rule 415 Offering

         The undersigned registrant hereby undertakes:

         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities


                                      II-2

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offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. Filings Incorporating Subsequent Exchange Act Documents by Reference

                  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Request for Acceleration of Effective Date

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                      II-3

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                                   SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of New York, State of New York, on February 24, 2000.

                                            DANIELSON HOLDING CORPORATION

                                            By:      /s/ Martin J. Whitman
                                                     -----------------------
                                                     Martin J. Whitman
                                                     Chief Executive Officer

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints David M. Barse and Martin J. Whitman and each of them or either of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (and any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933) and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated in one or more counterparts.


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Signature                            Title                    Date

/s/ Martin J. Whitman                Chief Executive          February 24, 2000
---------------------                Officer and a
Martin J. Whitman                    Director

/s/ Samuel Zell*                     Chairman of the          February 24, 2000
----------------                     Board and
Samuel Zell                          Director

/s/ David M. Barse*                  President and            February 24, 2000
-------------------                  Chief Operating
David M. Barse                       Officer and a
                                     Director

/s/ Michael T. Carney*               Chief Financial          February 24, 2000
---------------------                Officer
Michael T. Carney

/s/ Joseph F. Porrino*               Director                 February 24, 2000
----------------------
Joseph F. Porrino

/s/ Frank B. Ryan*                   Director                 February 24, 2000
------------------
Frank B. Ryan

/s/ Eugene M. Isenberg*              Director                 February 24, 2000
-----------------------
Eugene M. Isenberg

/s/ Wallace O. Sellers*              Director                 February 24, 2000
----------------------
Wallace O. Sellers

/s/ Stanley J. Gartska*              Director                 February 24, 2000
----------------------
Stanley J. Gartska

/s/ William Pate*                    Director                 February 24, 2000
-----------------
William Pate

*By: /s/ Martin J. Whitman
--------------------------
Martin J. Whitman
Attorney-in-fact


                                      II-5

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                                  EXHIBIT INDEX

Exhibit No.                 Description                   Location

5.1                         Opinion of                    Exhibit 5**
                            Zukerman, Gore &
                            Brandeis, LLP,
                            regarding the legality
                            of securities being
                            offered

23.1                        Consent of KPMG               *
                            LLP

23.2                        Consent of                    Contained within
                            Zukerman, Gore &              Exhibit 5**
                            Brandeis, LLP

24                          Power of Attorney             Included in the
                                                          signature pages to the
                                                          Registration
                                                          Statement

---------------
* Previously filed

** Filed herewith


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